Exhibit 19

SECURITIES TRADING POLICY

Updated as of March 3, 2025

SECURITIES TRADING POLICY

Overview and Application of Policy

This Securities Trading Policy (“Policy”) applies to (i) all directors and executive officers of MILLER INDUSTRIES, INC. (“Miller Industries” or “we”); (ii) all finance and accounting personnel; and (iii) those employees of Miller Industries and its subsidiaries who are advised from time to time that their trades in our securities (or the securities of another company) are prohibited, other than during a window period, as provided herein. All of the foregoing persons have, or may have from time to time, access to material non-public information concerning Miller Industries.

This Policy also applies to the spouse, immediate family members sharing the same household and economic dependents of any such person and any other person or entity over whom any such person has control as to financial matters. We will regard trades made by or at the direction of such other persons or entities as trades made by our directors, officer and employees to whom this Policy applies; and these directors, officers and employees are responsible for compliance with this Policy by others whose trades are attributed to them. All references in this Policy to “you” should be read to include all of such persons or entities as well as our directors, officers and employees to whom this Policy applies. We have adopted this policy in order to take an active role in the prevention of insider trading violations by you, whether purposeful or inadvertent.

This Policy was originally adopted by the Board of Directors of Miller Industries (the “Board”) on August 25, 2005 and was most recently amended and restated by the Board as of March 3, 2025.

Administration

This Policy will be administered by our Securities Trading Policy Compliance Officer (the “Compliance Officer”). As of March 3, 2025, Frank Madonia serves as Compliance Officer of Miller Industries. The Compliance Officer will assist in the administration of this Policy, including reporting under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Please contact the Compliance Officer with questions as to any matters discussed in this Policy. To the extent that any question, interpretation or pre-approval pertains to activities of the Compliance Officer, then the Company’s Chief Executive Officer shall act as the Compliance Officer with respect thereto.

Miller Industries reserves the right to amend and interpret this Policy from time to time.

Insider Trading and Tipping Prohibited

The federal securities laws prohibit the purchase or sale of securities by a person, in breach of a fiduciary duty or other relationship of trust or confidence, while he is aware of material non-public information relating to those securities. The federal securities laws also prohibit persons aware of material non-public information from disclosing it to (or “tipping”) any person who might trade in the relevant securities while in possession of the information. Even if those persons to whom you disclose such information do not trade while aware of the material non-public information, you can be responsible for the trades of persons who received material non-public information indirectly from you.

Statement of Policy

It is our policy that you may not, while aware of any material non-public information about Miller Industries, engage in any transaction involving a purchase or sale of our securities, disclose (“tip”) such information to other persons, or enter into any other transaction to take advantage of that information. The terms “material,” “non-public” and “securities” are explained below in the “Definitions” section of this Policy. If you have any questions about a specific transaction, you are encouraged to obtain guidance from the Compliance Officer. The ultimate responsibility, however, for adhering to this policy and avoiding improper transactions rests with you.

There are certain exceptions from the foregoing prohibited transactions involving the purchase or sale of our securities while in possession of material non-public information. These exceptions are discussed below in the “Exceptions From Policy” section of this Policy.

Definitions

Materiality – Information is “material” if its disclosure to the public would affect a reasonable investor’s decision to purchase or sell the securities. Information concerning a company’s sales, earnings, business potential, dividends, significant acquisitions or mergers, securities transactions and major litigation are typical examples of “material” information. They are not, however, the only items which could constitute “material” information.

Non-Public Information – Information is “non-public” if it is not generally available to the ordinary investor in the marketplace. Information is considered to have been made public on the third business morning following its disclosure (with the day of the disclosure counting as the first business day) by an electronic public filing with the Securities and Exchange Commission (“SEC”), a press release distributed through a widely disseminated news or wire service or an announcement through a press conference or conference call that members of the public may attend or listen to and of which the public had adequate notice.

If you have any doubt as to whether information in your possession is material or non-public, you must not disclose that information or trade in the securities concerned without first discussing the situation with, and obtaining approval from, the Compliance Officer. Any information which is not available to the ordinary investor and which could reasonably be expected to affect that investor’s trading decision is material non-public information.

Securities – The term “securities” not only includes our common stock, but also includes options, stock appreciation rights and any other securities that we may issue from time to time and any other securities that relate to or derive their value from our securities whether or not issued by Miller Industries such as exchange traded options.

Trades and Transactions – For purposes of this Policy, a “trade” or “transaction” shall include, without limitation, any purchase or sale of our securities or the securities of another company addressed by this Policy and also includes purchases and sales of securities pursuant to an investment direction under an employee benefit plan.

Trading in the Securities of Other Companies

While this Policy prohibits trading in Miller Industries securities when you are aware of material non-public information about Miller Industries, it also prohibits trading in securities of any other company about whom you learn material non-public information in the course of performing your duties for Miller Industries. This policy includes a prohibition on so-called “shadow trading.” Shadow trading would occur if you were to trade in the securities of another company (such as a competitor or supplier) after becoming aware of material nonpublic information about us, other companies in our industry, or industry trends that we are experiencing or are expected to experience. If your work regularly involves handling or discussing confidential information of companies in either of the foregoing categories, you should consult with the Compliance Officer before trading in any of those company’s securities.

Consequences of Non-Compliance

Under the federal securities laws, a person found to have traded while in possession of material non-public information or to have tipped such information may be subject to criminal fines and imprisonment, as well as civil penalties of up to three times the profit gained or loss avoided by the trading. The law also grants a private right of action against any person who violates the securities law by participating in insider trading or tipping. That person can be liable to any party who traded in the same securities “contemporaneously” with and on the opposite side of the market from the inside trader for, generally speaking, profit gained or loss avoided.

In addition to the potential civil and criminal penalties and administrative action described above, you should be aware that any actions in violation of this Policy might be grounds for appropriate disciplinary action by Miller Industries, including dismissal.

In addition, Miller Industries, as the employer of any person who trades securities on the basis of material non-public information or tips such information to others, is subject to substantial civil and criminal penalties should it fail to take appropriate steps if it knew or recklessly disregarded the fact that such person was likely to engage in insider trading.

Authorization to Disclose Material Non-Public Information

Miller Industries authorizes only certain employees and agents to make disclosures of material non-public information. Accordingly, unless you are authorized to do so by senior management, you should restrict the dissemination of material non-public information to those employees and agents having a need to know such information for a legitimate business purpose of Miller Industries, who are authorized to receive the information in connection with their employment responsibilities and who are subject to this Policy.

Blackout Periods

Miller Industries may at any time advise specified Miller Industries personnel (for instance, those working on a special project), that they may not trade in our securities, or the securities of another company, until notified otherwise. When that happens, no trade may be made by the notified person. Furthermore, the notified persons may not advise any other person of the existence of the blackout period.

Trading Window

Because of the sensitivity of trading by those persons who have access to Miller Industries’ financial information as our financial statements are being prepared, no trading by such persons may occur during the period between the closing of the prior trading window and the release of our quarterly or year-end financial information.

Accordingly, trades in our securities by the persons subject to this policy must be made within the period that begins with the second trading day following the first public release of quarterly or year-end earnings and ends on the thirtieth (30th) day thereafter (the “Trading Window”). For example, if we release our earnings at any time on a Thursday, persons subject to the Trading Window may trade, subject to the terms and conditions of this policy, at any time beginning the following Monday morning. As used herein, the term “trading day” shall mean a day where the New York Stock Exchange is open for trading during any part of such day.

Even during the Trading Window, you may not trade in our securities if you are aware of material non-public information about Miller Industries. In addition, if you are subject to our trading pre-clearance requirements described below in the “Pre-Clearance of Trades” section of this Policy, you must pre-clear transactions in our securities even if they are made during a Trading Window.

Pre-Clearance of Trades

Because of their access to confidential information on a regular basis, all directors and executive officers who are required to file reports under Section 16 of the Exchange Act, as well as all finance and accounting personnel (the “Restricted Group”) must obtain the approval of the Compliance Officer prior to any of the following activities involving our securities: (i) each transaction (purchase or sale); (ii) any gift, pledge, loan, hedge, contribution to a trust or similar event; or (iii) an option exercise or execution of a pre-arranged trading plan.

If, upon requesting approval or otherwise, the member is advised that the securities may not then be traded, that member may not buy or sell any such securities under any circumstance, nor may such member inform anyone of the restriction. This trading restriction will apply until such member receives subsequent clearance to trade.

Section 16 Reporting by Restricted Group

Members of the Restricted Group should promptly notify the Compliance Officer when they engage in any transaction in our securities or event subject to pre-clearance, including transactions which take place in a Trading Window or which are pre-cleared in accordance with this Policy or transactions excepted from certain provisions of this Policy. The purpose of such notice is to help assure that all required reporting requirements are met. Restricted Group members are reminded of Section 16 which prohibits directors and executive officers from purchasing and then selling, or selling and then purchasing, our securities within a six-month period and the reporting obligations imposed with respect to such transactions.

Members of the Restricted Group generally must file appropriate forms with the SEC under Section 16 within two business days of each transaction in our securities. This means that multiple filings likely will be necessary if a transaction occurs over several days. Restricted Group members are cautioned about the need to make these filings on a timely basis.

Rule 10b5-1 Plans

The SEC has enacted rules that provide an affirmative defense against alleged violations of federal insider trading laws for transactions made pursuant to trading plans that meet certain requirements specified in Exchange Act Rule 10b5-1 (a “Rule 10b5-1 Plan”). These trading plans must be entered into in good faith at a time when you are not aware of material nonpublic information, must meet the requirements set forth in Exchange Act Rule 10b5-1 and must be pre-approved by the Compliance Officer before you enter into any such Rule 10b5-1 Plan. Transactions made pursuant to a Rule 10b5-1 Plan approved by the Compliance Officer are not subject to the restrictions in this Policy, even if you are aware of material nonpublic information at the time of a transaction or a blackout period is in effect. You may not adopt or amend a Rule 10b5-1 Plan when the Trading Window is closed. Once a Rule 10b5-1 Plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.

To be approved by the Compliance Officer and qualify for an exception to the trading restrictions described in this Policy, any Rule 10b5-1 Plan must first be submitted to the Compliance Officer in advance for review and approval and must meet the requirements of Exchange Act Rule 10b5-1(c), including, but not limited to, the following:

●	Waiting Period. If you are a director or an officer subject to Section 16 of the Exchange Act (“Section 16 Officer”) of Miller Industries, your Rule 10b5-1 Plan may not provide for trades until the later of (i) 90 days after the adoption or amendment of the Rule 10b5-1 Plan or (ii) two business days following the filing by Miller Industries of the Form 10-Q or 10-K for the quarter in which the Rule 10b5-1 Plan was adopted or amended, for a maximum of 120 days after the adoption or amendment of the Rule 10b5-1 Plan. If you are not a director or Section 16 Officer, your Rule 10b5-1 Plan may not provide for trades until at least 30 days following the adoption or amendment of the Rule 10b5-1 Plan.
●	Multiple Plans. You may not have more than one Rule 10b5-1 Plan in effect for open market purchases or sales of Miller Industries securities. This prohibition does not apply to plans authorizing eligible tax withholding sales, provided that you do not control the timing of such sales. You also may maintain two separate Rule 10b5-1 Plans for open market purchases or sales of Miller Industries securities if trading under the later-commencing plan is not authorized to begin until after all trades under the earlier-commencing plan are completed or expire without execution. If you terminate the first plan early, however, the first trade under the later-commencing plan must not be scheduled to occur until after the waiting period described above following the termination of the earlier plan.
●	Single Plan. In any 12-month period, you may not enter into more than one “single-trade” Rule 10b5-1 Plan (i.e., a Rule 10b5-1 Plan designed to effect the open market purchase or sale of the total amount of Miller Industries securities subject to the plan as a single transaction). This prohibition does not apply to plans authorizing eligible tax withholding sales, provided that you do not control the timing of such sale.

●	Director and Section 16 Officer Representations. Any director or Section 16 Officer of Miller Industries adopting or modifying a Rule 10b5-1 Plan must include in the plan a written representation certifying that he or she (i) is not aware of any material non-public information and (ii) is adopting or modifying the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Rule 10b-5.

Prohibition on Hedging and Pledging Securities

Hedging our securities may be perceived as involving insider trading or may otherwise undermine confidence in our securities. Accordingly, it is our policy that you may not engage in hedging or monetization transactions that are designed to hedge against a decrease in the price of our securities, such as collars, equity swaps, prepaid variable forward contracts and exchange funds. In addition, securities pledged as collateral for a loan may be sold without your knowledge and may also be perceived as involving insider trading. Accordingly, it is our policy that you may not pledge our securities as collateral for a loan or other obligation.

Certification

Each person subject to this Policy will be required to certify receipt of this Policy and agreement to comply with its terms. Each such person shall, in addition, certify as to such additional matters related to this Policy, including compliance herewith, as may from time to time be requested by the Committee.

Exhibit I

MILLER INDUSTRIES, INC.

Securities Trading Policy Certification

I acknowledge that I have read the Securities Trading Policy of Miller Industries, Inc. and agree to be bound by the terms and conditions set forth therein. I also understand that the Compliance Officer is available to answer any questions I have regarding this Policy.

Printed Name:

Dated: